Exhibit 10.2

SENIOR SECURED SUPERPRIORITY PRIMING

DEBTOR-IN-POSSESSION CREDIT AGREEMENT

THIS SENIOR SECURED SUPERPRIORITY PRIMING DEBTOR-IN-POSSESSION CREDIT AGREEMENT (this “Agreement”), dated as of November 17, 2023, is made by and between TIMBER PHARMACEUTICALS, INC., a Delaware corporation (“Holdings”), TIMBER PHARMACEUTICALS LLC, a Delaware limited liability company (“Timber”), BIOPHARMX, INC., a Nevada Corporation (“BioPharmX”, and together with Holdings and Timber, each a debtor and debtor in possession in a case pending under Chapter 11 of the Bankruptcy Code and each individually a “Borrower” and together “Borrowers”), and LEO US HOLDING, INC., a Delaware corporation, as lender (together with its successors and assigns, “Lender”).

PRELIMINARY STATEMENTS

1.         The Borrowers filed voluntary petitions with the Bankruptcy Court on November 17, 2023 (the date of such filing being referred to herein as the “Petition Date”) initiating the Case and are continuing in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code. The Bankruptcy Court entered the Interim Order on [], 2023, authorizing the Borrowers to enter into this Agreement.

2.            Prior to the Petition Date, LEO US Holding, Inc. (the “Prepetition Lender”) provided financing to the Borrowers pursuant to the LEO Loan Agreement (as defined herein).

3.           The Borrowers have requested that the Lender provide a term loan facility to the Borrowers in an aggregate principal amount not to exceed the Commitment (as defined herein), comprising (a) the Interim Loan (as defined herein) in the aggregate principal amount of $3,000,000, (b) the Final Loan (as defined herein) in the aggregate principal amount of $3,000,000, (c) the Post-Order Loan (as defined herein) in the aggregate principal amount of $1,400,000 and (d) the Roll-Up Loan (as defined herein) in the aggregate principal amount equal to $6,500,000 plus accrued and unpaid interest under the LEO Loan Agreement.

4.            The proceeds of the Loans (as defined herein) will be used solely in the manner set forth in Section 5.2 hereof.

5.         To provide security for the repayment of all obligations of the Borrowers hereunder and under the other Loan Documents (as defined herein), the Borrowers will provide to the Lender the following (all as more fully described herein), subject in each case to the Carve-Out (as defined herein):

(a)    pursuant to Section 364(c)(1) of the Bankruptcy Code and the Order, as applicable, a Superpriority Claim in the Case having priority over any administrative claims of any entity, including, without limitation, any claims specified in or ordered pursuant to Sections 105, 326, 327, 328, 330, 331, 361, 362, 363, 365, 503, 506, 507, 546, 552, 726, 1113, 1114 or any other provisions of the Bankruptcy Code,

(b)    pursuant to Section 364(c)(2) of the Bankruptcy Code and the Order, a perfected first priority Lien on all unencumbered property and assets of the Borrowers of any kind, including, upon entry of the Final Order, claims and causes of action under Sections 502(d), 544, 545, 547, 548 and 550 of the Bankruptcy Code (collectively, “Avoidance Actions”),

(c)    pursuant to Section 364(c)(3) of the Bankruptcy Code and the Order, a perfected junior Lien on the property of the Borrowers subject to a Permitted Lien (other than the Primed Liens) (“Permitted Liens”), and

(d)    pursuant to Section 364(d)(1) of the Bankruptcy Code and the Order, a perfected first priority senior priming Lien on all of the “Collateral” (as defined in the LEO Loan Agreement) (collectively, the “Primed Liens”).

The parties hereto hereby agree as follows:

SECTION 1.     DEFINITIONS

1.1          Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“363 Sale” means the sale of all or substantially all of the assets of the Borrowers under Section 363 of the Bankruptcy Code in accordance with the Stalking Horse APA.

“Acquisition Closing”: the “Closing” (as defined in the Stalking Horse APA) of the Contemplated Transactions.

“Affiliate”: with respect to any Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement”: as defined in the preamble hereto.

“Alternative Transaction”: any plan, agreement or arrangement, other than the Stalking Horse APA, the effect and/or results of which involve the recapitalization or acquisition of either Borrower or substantially all of the assets of the Borrowers by any Person other than the Lender.

“Alternative Transaction Order”: as defined in this Section 1.1 in the definition of “Maturity Date.”

“Anti-Corruption Laws”: as defined in Section 3.9(c).

“Applicable Rate”: twelve percent (12.00%) per annum.

“Assignee”: as defined in Section 8.7.

“Backup Bidder” has the meaning ascribed to such term in the Stalking Horse APA.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court”: the United States Bankruptcy Court (or, as applicable, the District Court) for the District of Delaware.

“Bidding Procedures”: the bidding and sale procedures governing the 363 Sale as set forth in the Bidding Procedures Order and otherwise in form and substance reasonably satisfactory to the Lender and Borrower.

“Bidding Procedures Motion”: that certain motion or series of motions filed by the Borrowers in the Case, and in form and substance reasonably acceptable to the Borrowers and Lender, requesting approval for a bidding and sale process under Section 363 of the Bankruptcy Code to sell substantially all of the Borrowers’ business and assets, which shall include a motion seeking authority to establish bidding procedures.

“Bidding Procedures Order”: an order in the Case in form and substance reasonably satisfactory to the Lender and the Borrowers approving, among other things, (a) the Bidding Procedures, (b) subject to higher and better offers, the Stalking Horse APA, (c) the payment of the break-up fee and expense reimbursement to the Stalking Horse Bidders on the terms set forth in the Stalking Horse APA and (d) the ability of the Stalking Horse Bidders to credit bid the full amount of the Loans and other Obligations.

“Borrowers”: as defined in the preamble hereto.

“Budget”: the initial budget of the Borrowers in the form attached as Exhibit D to this Agreement and any subsequent budget approved by the Lender in its sole discretion.

“Budget Period”: each weekly period set forth in the Budget.

“Business”: the business of the development of non-systemic treatments for rare dermatologic diseases including congenital ichthyosis, including X-linked recessive CI and autosomal recessive CI and other sclerotic skin diseases.

“Business Day”: a day, other than Saturday, Sunday or other day on which commercial banks in Copenhagen, Denmark, New York, New York, or Wilmington, Delaware are authorized or required by applicable Requirement of Law to close.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including member interests, partnership interests and joint venture interests, and any and all warrants, rights or options to purchase (or convertible into, or exchangeable for) any of the foregoing.

“Carve-Out”: collectively: the sum of (i) all fees required to be paid to the Clerk of the Court and to the UST under section 1930(a) of title 28 of the United States Code in such amount, with respect to the UST, as agreed to by the UST or as determined by the Bankruptcy Court, (ii) Carve-Out Expenses,.

“Carve-Out Expenses”: unpaid claims for postpetition fees and expenses of persons or firms retained by the Borrowers whose retention is approved by the Bankruptcy Court pursuant to sections 327, 328, or 363 of the Bankruptcy Code but only to the extent such fees and expenses are (i) (a) incurred prior to the giving of a Remedies Notice by the DIP Lender to the Borrowers, (b) within the amounts set forth in the Budget (subject to any Variance Amounts) approved by the DIP Lender, (c) subsequently allowed by the Court under sections 330, 331, or 363 of the Bankruptcy Code, and (d) not otherwise paid from any retainers or any professional expense escrow account established by the Borrowers; or (ii) incurred after transmission of the Remedies Notice in an aggregate amount not to exceed $250,000, to the extent such fees and expenses are (a) subsequently allowed by the Court under sections 330, 331, or 363 of the Bankruptcy Code, and (b) not otherwise paid from any retainers or any other professional expense escrow account established by the Debtors.

“Case”: the case or cases of a Borrower or the Borrowers to be filed (or, currently pending, as the case may be) under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Cash Collateral”: “cash collateral” as such term is defined in Section 363(a) of the Bankruptcy Code, or any successor provision.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all of the “Collateral” referred to in the Order or the other Security Documents and all of the other property and assets that are or are intended under the terms of the Order or the other Security Documents to be subject to Liens in favor of the Lender.

“Commitment”: the (i) New Money Commitment plus (ii) the Roll-Up Commitment in an aggregate principal amount at any time outstanding of up to an amount equal to $13,900,000 plus accrued and unpaid interest under the LEO Loan Agreement plus (iii) the amount of the Upfront Fee to be incurred and capitalized pursuant to Section 2.6, as such amount may be reduced from time to time in accordance with the terms of this Agreement.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with a Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes a Borrower and that is treated as a single employer under Section 414 of the Code or the regulations thereunder.

“Company Product”: the programs TMB-001, TMB-003, BPX-01 and BPX-04.

“Contemplated Transactions”: all of the transactions among the Borrowers and the Lender contemplated by the Stalking Horse APA.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Creditors’ Committee”: any official committee of unsecured creditors appointed in the Case.

“Debtor Relief Laws”: the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“DIP Orders”: the Interim Order and Final Order.

“Disposition” or “Dispose”: (a) the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property of a Borrower or any of its Subsidiaries (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any Capital Stock owned by a Borrower or any of its Subsidiaries, or any notes or accounts receivable or any rights and claims associated therewith, and (b) the issuance of Capital Stock by a Borrower or any of its Subsidiaries to any Person (in the case of any such Subsidiary, other than a Borrower or any of its Subsidiaries).

“Dollars” and “$”: dollars in lawful currency of the United States.

“Effect” means any event, state of facts, circumstance, change, occurrence, development, condition or effect.

“Effective Date”: as defined in Section 4.1(a).

“End Date”: February 15, 2024.

“Environmental Laws”: the Legal Requirements relating to pollution or protection of public or employee health or safety or the environment, including laws relating to (i) emissions, discharges, releases or threatened releases of Hazardous Materials, into the environment (including ambient air, indoor air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and (iii) underground and above ground storage tanks containing Hazardous Materials, and related piping, and emissions, discharges, releases or threatened releases therefrom.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Facility”: the Commitment and the Loans made hereunder.

“Final Loan”: a loan made pursuant to the Final Order.

“Final Order”: the final order of the Bankruptcy Court with respect to this Agreement, substantially in the form of the Interim Order attached hereto, with any necessary changes required by the Bankruptcy Court, the Federal Rules of Bankruptcy Procedure or the Local Rules of the Bankruptcy Court, as necessary and as approved by the Lender.

“First Day Orders”: as defined in Section 4.1(d).

“Foreign Lender”: as defined in Section 2.7(d).

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval”: any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority”: any transnational, domestic or foreign federal, state, provincial, local or other governmental, regulatory or administrative authority, department, court, agency, board, commission or official, including any political subdivision thereof, or any other governmental or quasi-governmental (including self-regulatory) authority or instrumentality.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrowers in good faith.

“Hazardous Material”: any pollutant, contaminant or toxic or hazardous substance, constituent, material or waste regulated under Environmental Laws, including petroleum, crude oil or any fraction thereof or any petroleum product, but does not include nominal quantities of any chemical used in the ordinary course of business as office or cleaning supplies.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Interim Loan”: a Loan made pursuant to the Interim Order.

“Interim Order”: the interim order of the Bankruptcy Court with respect to this Agreement, substantially in the form of Exhibit B hereto, as the same may be amended, modified or supplemented from time to time with the express written consent of the Lender.

“Investment”: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or debt of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.1 in respect of such Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit of, or all of a substantial part of the business being conducted by, such Person.

“Legal Requirement”: any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Lender”: as defined in the preamble hereto.

“LEO Loan Agreement”: the Secured Bridge Loan Agreement dated as of August 30, 2023 (as amended by that certain First Amendment to Secured Bridge Loan Agreement, dated as of October 27, 2023, and as it may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Borrowers and the Prepetition Lender, as holder, as it may have been amended, supplemented or modified prior to the Petition Date.

“Liabilities”: liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien”: with respect to any property or asset, any mortgage, lien, license, pledge, hypothecation, encroachment, occupancy right, preemptive right, charge, security interest, community property interest, encumbrance or other adverse claim of any kind in respect of such property or asset, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Loan(s)”: an extension of credit by the Lender to the Borrowers pursuant to Section 2.1.

“Loan Documents”: this Agreement, the Security Documents, the Note, and any other agreement, instrument, certificate, report and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation and any amendment, waiver, supplement or other modification to any of the foregoing.

“Material Adverse Effect”: any event, change, occurrence or state of facts that has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on: (i) the assets, Liabilities, business, operations, properties, condition (financial or otherwise) or results of operations of the Business, taken as a whole; provided that, for purposes of the foregoing clause (i), no such Effect to the extent resulting from, attributable to or arising out of any of the following occurring after the date hereof shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) changes in general economic conditions in the United States, (B) changes in securities or financial market conditions in the United States, (C) changes in general conditions in the industry in which any Borrower and its Subsidiaries operate, (D) acts of war, sabotage or terrorism (whether the commencement or escalation thereof) or pandemics or natural disasters involving the United States, (E) changes in general political or social conditions in the United States, (F) changes in Requirements of Law affecting the Borrowers or the Business (it being understood and agreed that this clause (F) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with applicable Requirements of Law), (G) changes in GAAP affecting any of the Borrowers (it being understood and agreed that this clause (G) shall not apply with respect to any representation or warranty the purpose of which is to address compliance with GAAP), (H) the failure to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period, in and of itself (it being understood and agreed that this clause (H) shall not apply with respect to any Effects giving rise or contributing to such change that are not otherwise excluded from this definition of “Material Adverse Effect”), (I) the announcement of this Agreement or the transactions contemplated hereby in accordance with the terms hereof (it being understood and agreed that this clause (I) shall not apply with respect to any representation or warranty the purpose of which is to address the consequences of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the performance of obligations hereunder), (J) the sale process of the Business to the extent in accordance with the terms of the Bidding Procedures Order; or (ii) the Borrowers’ ability to consummate the transactions contemplated by this Agreement on or before the End Date. For the avoidance of doubt, the following events shall be deemed to constitute a Material Adverse Effect: (x) failure of any ongoing clinical study of a Company Product to meet its primary endpoint, including failure of the ASCEND Study (TMB01-301) to meet its primary endpoint at the conclusion of such study (proportion of subjects with ≥2-point improvement from Baseline in IGA scores in the treatment area at week 12 relative to placebo) at the pre-specified significance level of 0.01, (y) the clinical data resulting from the ASCEND Study (TMB01-301) (including by taking into account data integrity, data completeness, GCP compliance, and readiness of clinical sites for inspection by applicable Governmental Authorities) is not reasonably likely to be accepted by the U.S. Food and Drug Administration as support for a Marketing Application; or (z) the U.S. Investigational New Drug application for TMB-001 is on clinical hold for safety reasons.

“Marketing Application” means a “new drug application” as defined in the FDCA and 21 C.F.R. Part 314.

“Maturity Date”: the date which is the earliest of (a) the date that is three (3) months from the date of the first Loan under this Agreement, (b) the Acquisition Closing, (c) the first Business Day following the consummation of an Alternative Transaction previously approved by an order of the Bankruptcy Court (an “Alternative Transaction Order”), (d) the effective date as of which a Competing Transaction (as defined in the Stalking Horse APA) is consummated under the Stalking Horse APA, (e) the earlier of the effective date or the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a Plan of Reorganization that has been confirmed by an order of the Bankruptcy Court, and (f) such earlier date on which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents, including Section 7 hereof.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: with respect to any Disposition by a Borrower or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the Borrowers or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (ii) reasonable expenses related thereto incurred by the Borrowers or such Subsidiary in connection therewith (including, without limitation, attorneys’ fees and accountants’ fees), (iii) transfer taxes paid to any taxing authorities by the Borrowers or such Subsidiary in connection therewith, and (iv) income and franchise taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions to the extent available to offset income in the current taxable year, and any tax sharing arrangements); in each case, to the extent, but only to the extent, that the amounts so deducted are (x) actually paid or required to be paid (and reserved for such purpose) to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of the Borrowers or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“New Money Commitment”: the obligation of the Lender to make an Interim Loan, a Final Loan and a Post-Order Loan.

“Non-Excluded Taxes”: as defined in Section 2.7.

“Note”: each promissory note requested by Lender and executed by the Borrowers in favor of the Lender evidencing the Obligations of the Borrowers hereunder related to the Interim Loan, the Final Loan, the Post-Order Loan or the Roll-Up Loan, and all extensions, renewals, amendment, substitutions and replacements thereto.

“Notice of Borrowing”: a notice of a borrowing substantially in the form of Exhibit A.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans) the Loans, and all other obligations and liabilities of the Borrowers to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses, or otherwise.

“OFAC”: as defined in Section 3.9(a).

“Order”: collectively, the Interim Order and the Final Order.

“Ordinary Course of Business” or “in the Ordinary Course”: the conduct of the Business in substantially the same manner as the Business was operated on the date of this Agreement.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patriot Act”: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Title III of Pub. L. 107‐56, signed into law October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Liens”: (i) Liens for Non-Excluded Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) materialmen’s, mechanics’, carriers’, workers’, warehousemen’s, repairers’ and similar Liens arising in the ordinary course of business, securing obligations as to which there is no default and which are not yet due and payable, or the validity or amount of which is being contested in good faith by appropriate proceedings which have the effect of preventing the forfeiture or sale of the property subject thereto and for which adequate reserves have been established in accordance with GAAP, (iii) Liens to secure payment of workers’ compensation, unemployment insurance, social security or other social security legislation (other than Liens imposed by ERISA), (iv) with respect to real property, any nonmonetary Lien or other requirement or restriction arising under any zoning, entitlement, building, conservation restriction and other land use and environmental applicable Requirement of Law, but only if the same are not being violated by the current use of such real property or the operation of the Business, (v) Liens created in favor of Lender and its respective affiliates and (vi) Liens expressly disclosed in the Stalking Horse APA, in this Agreement, or in the other Loan Documents.

“Permitted Uses”: as defined in Section 5.2.

“Person”: an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or a Governmental Authority.

“Petition Date”: as defined in the preliminary statements hereto.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrowers or a Commonly Controlled Entity (i) is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, (ii) is a sponsor, (iii) is obligated to contribute thereto, or (iv) otherwise has any liability with respect thereto.

“Plan of Reorganization”: a plan or plans of reorganization with respect to the Case.

“Post-Order Loan”: a loan in a principal amount not to exceed $1,400,000 made by the Lender to the Borrowers.

“Prepetition Financing Documents”: all “Loan Documents” as such term is defined in the LEO Loan Agreement.

“Prepetition Lender”: as defined in the Preamble.

“Prepetition Liabilities”: the “Obligations” as defined in the LEO Loan Agreement.

“Primed Liens”: as defined in the preliminary statements hereto.

“Properties”: the facilities and properties owned, leased or operated by the Borrower.

“Remedies Notice”: as defined in the Interim Order.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under of PBGC Reg. § 4043.

“Requirement of Law”: as to any Person, the Bylaws and Certificate of Incorporation or other organizational or governing documents of such Person, and any Legal Requirement, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Borrower or any of the other individuals designated in writing to the Lender by an existing Responsible Officer of a Borrower as an authorized signatory of any certificate or other document to be delivered hereunder.

“Roll-Up Commitment”: the obligation of the Lender to make a Roll-Up Loan to the Borrowers.

“Roll-Up Loan”: a loan made pursuant to the Final Order to be used to repay all Prepetition Liabilities to the Prepetition Lender.

“Sale Milestones”: the following milestones with respect to the Contemplated Transactions, in each case as any such time and date may be extended or such milestone may be modified with the consent of the Lender:

(a)         the Petition Date shall have occurred no later than one Business Day after the date of the Stalking Horse APA;

(b)         the Borrowers shall file the Bidding Procedures Motion within two days of the Petition Date;

(c)         a hearing of the Bankruptcy Court to approve the Bidding Procedures Motion shall be held and entry of the Bidding Procedures Order shall occur not later than 27 days after the Petition Date;

(d)         the deadline for submission of qualified bids for the 363 Sale shall occur not later than 48 days after the Petition Date (the “Bid Deadline”);

(e)         the auction, if any, for the 363 Sale (the “Auction”) shall be held not later than 4 days after the Bid Deadline; and

(f)         a hearing of the Bankruptcy Court to approve the successful bid in the Auction shall be held not later than 4 days after the Auction, or if there are no Qualified Bidders (as defined in the Bidding Procedures Order), no later than 8 days following the Bid Deadline, and entry of the Sale Order shall occur not later than 10 days following the Bid Deadline.

“Sale Order”: the order entered by the Bankruptcy Court in the Case in form and substance reasonably satisfactory to the Borrowers and the Lender that, among other things, approves the 363 Sale.

“Sanctioned County”: as defined in Section 3.9(a).

“Sanctions”: as defined in Section 3.9(a).

“SDN List”: as defined in Section 3.9(a).

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Obligations”: as defined in the Security Agreement.

“Securities Act”: the Securities Act of 1933, as amended from time to time and any successor statute.

“Security Agreement”: that certain Security Agreement dated of even date herewith by the Borrowers to and for the benefit of Lender, as it may be amended, supplemented or otherwise modified from time to time.

“Security Documents”: the collective reference to the Security Agreement, the Order, any guaranty, and all other security documents hereafter delivered to the Lender granting a Lien on any property of any Person to secure the Obligations.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Stalking Horse APA”: the asset purchase agreement by and among each of the Borrowers, collectively as sellers and each individually a seller, and the Stalking Horse Bidders, as Buyers, providing for the acquisition of substantially all of the assets of the Borrowers under Section 363 of the Bankruptcy Code and attached as Exhibit C hereto.

“Stalking Horse Bidders”: collectively, LEO Spiny Merger Sub, Inc., a Delaware corporation, and LEO Pharma A/S, a Danish Aktieselskab.

“Subsidiary”: with respect to any Person, any other Person of which such Person or any of its Subsidiaries (i) is a general partner or holds a majority of the voting interests of a partnership or (ii) holds securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other corporate bodies performing similar functions (or, if there are no such ownership interests having ordinary voting power, 50% or more of the equity interests) which are at any time, directly or indirectly, owned or controlled by such Person.

“Superpriority Claim”: a claim under Section 364(c)(1) of the Bankruptcy Code against the Borrowers in the Case which is an administrative expense claim having priority over any or all administrative expenses, including, without limitation, administrative expenses of the kind specified in Sections 503(b), 506(c) or 507(b) of the Bankruptcy Code.

“Uniform Commercial Code” or “UCC”: the Uniform Commercial Code (or any similar or equivalent legislation) as in effect from time to time in the State of Delaware or any other applicable jurisdiction.

“United States”: the United States of America.

“Upfront Fee”: as defined in Section 2.6.

“UST”: the Office of the United States Trustee.

“Variance Report”: a budget variance report/reconciliation, certified by a Responsible Officer, in a form acceptable to the Lender, setting forth (a) the actual cash receipts and disbursements of the Borrowers (i) for the Budget Period ending immediately prior to the Variance Report Date and (ii) on a cumulative basis, for the period commencing on the Petition Date and ending on the Friday immediately preceding such Variance Report Date (the “Cumulative Period”), in each case on (A) a line-item basis as of the end of the Budget Period and the Cumulative Period, respectively, and (B) in aggregate as of the end of the Budget Period and the Cumulative Period, respectively, (b) the variance in dollar amounts of the actual disbursements for each Budget Period and the Cumulative Period, respectively, from those budgeted amounts for the corresponding Budget Period and the Cumulative Period, respectively, reflected in the Budget, and (c) the variance of the actual cash receipts for the Budget Period from those budgeted amounts for the corresponding Budget Period and the Cumulative Period, respectively, reflected in the Budget; provided that, all amounts set forth on the Budget, including for the categories of (x) ordinary course expenses, and (y) estate professionals, will be cumulative per category (and not subject to line item restrictions) with all amounts to be carried forward and subject to a variance in an amount no greater than 115% of the amount allocated for each such category (the “Variance Amount”) set forth in the Budget, and provided further that the Budget and any variance therefrom shall not exceed the Commitment.

“Variance Report Date”: each Tuesday of each calendar week, commencing with the first Tuesday following the Petition Date.

1.2          Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement shall have the meanings set forth herein when such terms are used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)    As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(c)    The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.        AMOUNT AND TERMS OF COMMITMENT

2.1          Commitment.

(a)    Subject to the terms and conditions and relying upon the representations and warranties set forth herein and in the Order, the Lender agrees to make Loans to the Borrowers at in an aggregate principal amount of Loans at any time outstanding not to exceed the amount of the Commitment. The Borrowers may draw only four Loans under the Commitment that shall be (i) an Interim Loan pursuant to the Interim Order, (ii) a Final Loan pursuant to the Final Order, (iii) a Roll-Up Loan pursuant to the Final Order and (iv) a Post-Order Loan in accordance with the Budget which shall be drawn on or prior to January 7, 2024. The Commitment in respect of the Interim Loan shall terminate automatically immediately upon the making of the Interim Loan, the Commitment in respect of the Final Loan shall terminate automatically immediately upon the making of the Final Loan, the Commitment in respect of the Roll-Up Loan shall terminate automatically immediately upon the making of the Roll-Up Loan, and the Commitment in respect of the Post-Order Loan shall terminate automatically immediately upon the making of the Post-Order Loan.

(b)    Notwithstanding the foregoing:

(i)    The aggregate principal amount of Loans outstanding at any time to the Borrowers shall not exceed the Commitment in effect at such time.

(ii)    The Commitment shall automatically and permanently be reduced to zero on the Maturity Date. Within the limits set forth herein, the Borrowers may borrow, prepay and repay Loans, on or after the Effective Date and prior to the Maturity Date, subject to the terms, provisions and limitations set forth herein; provided, however, that amounts repaid or prepaid may not be reborrowed.

2.2          Making the Loans.

(a)    The Borrowers shall give the Lender prior telephonic notice (promptly confirmed in writing by e-mail, in substantially the form of Exhibit A hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York time) on the date which is three (3) Business Days prior to the date of the proposed Loan (or such shorter period as the Lender is willing to accommodate from time to time, but in no event later than 12:00 noon (New York time) at least one (1) Business Day prior to the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of the proposed Loan and line-item amounts for each of the proposed uses of the proposed Loan, (ii) the use(s) of the proposed Loan, in reasonable detail (which use(s) must be Permitted Uses) and (iii) the proposed borrowing date, which must be a Business Day. The Lender may act without liability upon the basis of written, electronic, telecopied, or telephonic notice believed by the Lender in good faith to be from the Borrowers (or from any Responsible Officer thereof designated in writing purportedly from the Borrowers to the Lender). The Borrowers hereby waive the right to dispute the Lender’s record of the terms of any such telephonic Notice of Borrowing. The Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Loan on behalf of the Borrowers until the Lender receives written notice to the contrary. The Lender shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

2.3         Repayment of the Loans. The Loans shall mature on the Maturity Date and shall be indefeasibly repaid in full in immediately available funds on the Maturity Date. Unless otherwise provided under this Agreement, all payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon (New York time) on the due date thereof to the Lender at the office of the Lender specified in Section 8.2 (or such other office as may be specified from time to time by the Lender by written notice to the Borrowers), in Dollars and in immediately available funds. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. In the case of any extension of any payment of principal pursuant to the preceding sentence, interest thereon shall be payable at the then applicable rate during such extension.

2.4          Reduction of Commitment; Prepayments.

(a)    Termination; Reduction of Commitment.

(i)    The Commitment shall terminate on the Maturity Date.

(ii)    The Borrowers may, without premium or penalty, reduce the Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Loans then outstanding and (B) the aggregate principal amount of all Loans not yet made as to which a Notice of Borrowing has been given by the Borrowers under Section 2.2. Each such reduction (1) shall be in an amount which is an integral multiple of $100,000 (unless the Commitment in effect immediately prior to such reduction is less than $100,000), (2) shall be made by providing not less than five (5) Business Days’ prior written notice to the Lender and (3) shall be irrevocable.

(iii)    Once reduced, the Commitment may not be increased.

(b)    Optional Prepayment. The Borrowers may at any time and from time to time prepay the principal of any Loan, in whole or in part without penalty or premium.

(c)    Mandatory Prepayment.

(i)    If at any time the aggregate principal amount of all Loans exceeds the Commitment, the Borrowers shall immediately prepay the Loans to the full extent of any such excess.

(ii)    Immediately upon any Disposition by a Borrower or any of its Subsidiaries, the Borrowers shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this subsection (ii) shall permit a Borrower or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 6.5.

2.5          Interest Rates and Payment Dates. Each Loan shall bear interest at a rate per annum equal to the Applicable Rate. All computations of interest shall be made on the basis of a 360- day year and actual days elapsed.

(a)     On or prior to the Maturity Date, if any Event of Default shall occur, the Loans (whether or not overdue) shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2.00%, (ii) after the Maturity Date, the Loans shall bear interest at a rate per annum equal to the rate then applicable to the Loans under the Facility plus 2.00% and (iii) if all or a portion of any interest payable on any Loan or any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to the Loans under the Facility plus 2.00%, in each case, with respect to clauses (i), (ii) and (iii) above, from the date of such nonpayment until such amount is indefeasibly paid in full in immediately available funds (as well after as before judgment).

(b)    Interest shall accrue and be payable on the Maturity Date, provided that interest accruing pursuant to paragraph (a) of this Section shall be payable from time to time on demand.

2.6         Upfront Fee. The Borrowers agree to pay to the Lender an upfront fee equal to 2.00% of the aggregate principal amount of the New Money Commitment as of the Effective Date (the “Upfront Fee”). The Upfront Fee shall be fully earned as of the Effective Date and shall be paid in kind on the Effective Date by being capitalized and added to the principal amount of the Loans.

2.7          Taxes.

(a)    All payments made by the Borrowers under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future income, stamp or other taxes, levies, imposts, duties, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto), excluding: (i) taxes imposed on or measured by net income and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of (x) such Lender being organized under the laws of, or having its principal office located in, the jurisdiction imposing such tax or (y) such Lender having a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document), (ii) U.S. federal withholding taxes imposed on any amount payable to a Lender pursuant to a law in effect on the date such Lender becomes a party to this Agreement, and (iii) taxes that are attributable to the Lender’s failure to comply with the requirements of Section 2.7(d) of this Agreement. If any taxes that are not described in clauses (i) through (iii) of the prior sentence (such taxes, the “Non-Excluded Taxes”) or Other Taxes are required to be deducted or withheld from any amounts payable to the Lender hereunder, the amounts so payable to the Lender shall by way of additional interest be increased to the extent necessary to pay to the Lender (after payment of all Non-Excluded Taxes and Other Taxes) a sum equal to the amount such Lender would have received had no such deduction of withholding been required.

(b)    In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)    Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Lender for its own account a certified copy of an original official receipt received by the Borrowers showing payment thereof. If the Borrowers fail to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fail to remit to the Lender the required receipts or other required documentary evidence, the Borrowers shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

(d)    Each Lender that is organized under the laws of: (i) the United States shall execute and deliver to the Borrowers two completed copies of IRS form W-9 on or prior to the Effective Date and (ii) the laws of a jurisdiction other than the United States (a “Foreign Lender”) shall execute and deliver to the Borrowers two completed copies of IRS form W-8ECI, W-8BEN, or W-8IMY (and any supporting documentation requested by the Borrowers), as applicable, or other applicable form, certificate or document prescribed by the United States IRS certifying as to such Lender’s entitlement to exemption from U.S. withholding taxes on or prior to becoming a Lender under this Agreement. Specifically, a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W‑8BEN-E.

(e)    The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.8          Evidence of Indebtedness. The Lender shall maintain an account or accounts evidencing the Obligations of the Borrowers to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder. The entries made in such accounts, to the extent permitted by applicable law, shall be prima facie evidence of the existence and amounts of the obligations recorded therein, absent manifest error; provided, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement and the other Loan Documents. Upon request of the Lender, the Borrowers shall execute and deliver one or more Notes payable to the order of the Lender and evidencing the Interim Loan, Final Loan, Post-Order Loan or Roll-Up Loan, as applicable.

2.9          Priority and Liens.

(a)    Superpriority Claims and Liens. The Borrowers hereby covenant, represent and warrant that, upon entry of the Order, the Obligations of the Borrowers to the Lender under the Loan Documents, subject in each case (with respect to priority only) to the Carve-Out:

(i)    pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim of the Lender;

(ii)    pursuant to Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all tangible and intangible property of the Borrowers that is not subject to Permitted Liens, including, upon entry of the Final Order, Avoidance Actions;

(iii)    pursuant to Section 364(c)(3) of the Bankruptcy Code, shall be secured by a perfected Lien upon all tangible and intangible property of the Borrowers that is subject to Permitted Liens; and

(i)    pursuant to Section 364(d)(1) of the Bankruptcy Code, shall be secured by a perfected first priority senior priming Lien upon all tangible and intangible property of the Borrowers that is subject to Primed Liens, all of which Primed Liens shall be primed by and made subject and subordinate to the perfected first priority senior Liens of the Lender.

(b)    Set-Off. Subject to Section 7 hereof, upon the occurrence and during the continuance of any Event of Default, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Legal Requirements and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final, other than payroll, trust, withholding and tax accounts) at any time held by, or on behalf of, Lender, and other indebtedness at any time owing by the Lender to or for the credit or the account of the Borrowers against any and all of the obligations of the Borrowers under the Loan Documents, whether or not such obligations are then due. The Lender shall notify the Borrowers of such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lender under this Section 2.9(b) are in addition to other rights and remedies which it may have on the Maturity Date or upon the occurrence and during the continuance of any Event of Default under the Loan Documents or the Order.

(c)    Discharge. Each Borrower agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Plan of Reorganization (and each Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Lender pursuant to the Order, and described in Section 2.9(a) and the Liens granted to the Lender pursuant to the Order, and the Security Documents shall not be affected in any manner by the entry of an order confirming a Plan of Reorganization.

2.10      Security. Upon entry of the Order, as security for the prompt payment and performance of all Secured Obligations of the Borrowers, each Borrower has granted, in accordance with the provisions hereof, the Security Documents applicable to such Borrower and the Order, to the Lender a security interest in all of its right, title and interest in and to all of the Collateral.

SECTION 3.     REPRESENTATIONS AND WARRANTIES

To induce the Lender to enter into this Agreement and to make the Loans, each Borrower hereby represents and warrants to the Lender that:

3.1        Continued Compliance with the Stalking Horse APA. Each of the representations and warranties made by any Borrower in or pursuant to the Stalking Horse APA, each of which is expressly incorporated and made applicable to the transactions under the Loan Documents herein by reference, is true and correct in all respects with respect to each Borrower (in the case of any representation or warranty that is subject to a materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty that is not subject to a materiality or Material Adverse Effect qualifier) as if made on the date hereof. Each Borrower has performed and complied with all of its obligations and agreements under the Stalking Horse APA in all respects (in the case of any representation or warranty that is subject to a materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty that is not subject to a materiality or Material Adverse Effect qualifier).

3.2        No Legal Bar. Subject to the entry of the Order (which shall have occurred prior to the making of any Loan), the execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate in any material respect any Requirement of Law or any Contractual Obligation of any Borrower and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents); provided that, this Agreement and the transactions contemplated by, and only to the extent such transactions are effected under and in accordance with the terms of, this Agreement shall be deemed to have been consented to by the Prepetition Lender and shall not constitute an “Event of Default” under the LEO Loan Agreement.

3.3          No Default. No Borrower is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to result in a Material Adverse Effect.

3.4         Federal Regulations. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the FRB 12 C.F.R. Parts 221 and 224.

3.5       Investment Company Act; Other Regulations. No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Borrower is subject to regulation under any Requirement of Law that limits its ability to incur Indebtedness.

3.6         Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Borrower to the Lender for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading.

3.7          Financial Statements; No Material Adverse Effect. Except as set forth on Schedule 3.7, there is no fact known to any Borrower that could reasonably be expected to result in a Material Adverse Effect that has not been expressly disclosed in the Stalking Horse APA, in this Agreement, in the other Loan Documents or in any other documents, certificates and statements furnished to the Lender for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.8         Secured Superpriority Obligations. On and after the Effective Date and the entry of each of the DIP Orders, such DIP Order and the Loan Documents are sufficient to provide the Superpriority Claims and Liens described in, and with the priority provided in, Section 2.9 of this Agreement and such DIP Order. From and after entry of each DIP Order, such DIP Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended, rescinded or stayed without the prior written consent of the Lender.

3.9          Foreign Assets Control Regulations; Anti-Money Laundering; Anti-Corruption Practices.

(a)    Each Borrower is in compliance with all U.S. economic sanctions laws, Executive Orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. No Borrower is (i) a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited by U.S. law.

(b)    Each Borrower is in compliance with all laws related to terrorism or money laundering including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations.

(c)    Each Borrower is in compliance with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”).

SECTION 4.     CONDITIONS PRECEDENT

4.1         Conditions to Effective Date. This Agreement shall become effective as of the Business Day (the “Effective Date”) when each of the following conditions precedent shall have been satisfied or waived in a manner satisfactory to the Lender in its sole and absolute discretion:

(a)    The Lender shall have received each of the following, each of which shall be originals or telecopies, each dated on or prior to the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) each in form and substance satisfactory to the Lender and in such number of copies as may be requested by the Lender:

(i)    duly executed counterparts of this Agreement;

(ii)    the Security Agreement, duly executed by the Borrowers;

(iii)    the Note(s), duly executed by the Borrowers;

(iv)    such duly executed certificates of resolutions or consents, incumbency certificates and/or other duly executed certificates of Responsible Officers of each Borrower as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(v)    such documents and duly executed certifications as the Lender may reasonably require to evidence that each Borrower is duly organized or formed, and that each Borrower is validly existing and in good standing in the jurisdiction where it is formed;

(vi)    a certificate signed by a Responsible Officer of each Borrower certifying, as of the Effective Date, that since the Petition Date there has been no change, event, circumstance or development that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)    All Governmental Approvals and all third party consents and approvals necessary in connection with the transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender) and shall remain in effect; all applicable governmental filings shall have been made and all applicable waiting periods in connection with the transactions contemplated hereby shall have expired without, in either case, any action being taken by any Governmental Authority, and no law or regulation shall be applicable in the reasonable judgment of the Lender that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

(c)    The Interim Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been amended, modified, stayed or reversed without the prior written consent of the Lender.

(d)    All of the “first day motions” and related orders submitted on or about the date of the commencement of the Case shall be in form and substance reasonably satisfactory to the Lender and, as entered, shall not deviate from the form thereof approved by the Lender in any material respect which is adverse to the interests of the Lender (such orders hereinafter being referred to as “First Day Orders”.

(e)    The Bidding Procedures Motion and the related exhibits (including the forms of Bidding Procedures, Bidding Procedures Order and Sale Order) shall be in form and substance acceptable to the Lender in its sole discretion.

(f)    The Lender shall have received, at least one Business Day prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(g)    Each of the representations and warranties made by the Borrowers in or pursuant to the Loan Documents shall be true and correct in all respects (subject to any qualification provided therein) or in all material respects (in the case of any representation or warranty not otherwise qualified) on and as of such date as if made on and as of such date.

(h)    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(i)    All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Lender, and the Lender shall have received all such agreements, instruments, approvals, opinions, and other documents, each in form and substance satisfactory to the Lender, as the Lender may reasonably request.

4.2          Conditions Precedent to All Loans. The obligation of the Lender to make any Loan on or after the Effective Date is subject to the fulfillment of each of the following conditions precedent:

(a)    (i) With respect to the making of the Interim Loan, the Interim Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been amended, modified, stayed or reversed without the prior written consent of the Lender, and (ii) with respect to the making of the Final Loan, the Post-Order Loan and the Roll-Up Loan, both the Interim Order and the Final Order shall have been entered by the Bankruptcy Court, shall be in full force and effect and shall not have been amended, modified, stayed or reversed without the prior written consent of the Lender.

(b)    All material motions and other documents to be filed with and submitted to the Bankruptcy Court in connection with any Order shall have been, prior to such filing and submittal, (x) received by the Lender reasonably in advance of filing and (y) approved by and in form and substance satisfactory to, the Lender in its reasonable discretion.

(c)    The Lender shall have received, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder (provided that for the avoidance of doubt, the Borrowers shall not be required to pay any of the reasonable and documented fees and expenses of Covington & Burling LLP, as counsel to the Lender).

(d)    Each of the representations and warranties made by the Borrowers in or pursuant to the Loan Documents shall be true and correct in all respects (subject to any qualification provided therein) or in all material respects (in the case of any representation or warranty not otherwise qualified) on and as of such date as if made on and as of such date.

(e)    No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(f)    The Lender shall have received a Notice of Borrowing pursuant to Section 2.2 hereof.

SECTION 5.     AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitment remains in effect or any Loan or Obligations or other amounts are owing to the Lender hereunder or under the other Loan Documents, such Borrower shall:

5.1         Further Assurances. At any time or from time to time upon the request of the Lender, at the expense of the Borrowers, promptly execute, acknowledge and deliver such additional instruments, certificates or documents, and do all such other acts and things as the Lender may reasonably request for purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, of providing for payment of the Obligations in accordance with the terms of this Agreement, the Notes and the other Loan Documents, or of more fully perfecting or renewing the rights of the Lender with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrowers which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrowers shall execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Lender may be required to obtain from the Borrowers for such governmental consent, approval, recording, qualification or authorization (to the extent the Borrowers are permitted by applicable law to do so). The Borrowers shall fully preserve or cause to be fully preserved the Liens granted by the Security Documents.

5.2         Use Of Proceeds. Use the proceeds of the Loans (i) to repay the Prepetition Liabilities in full (subject to the Final Order) and (ii) to pay the Borrower’s reasonable and documented expenses in accordance with the terms of the Budget (subject to any Variance Amounts) and any applicable Variance Report(s), as reviewed and approved by the Lender in its sole discretion (collectively, the “Permitted Uses”).

5.3          Preservation Of Existence; Business, Etc. Except as set forth on Schedule 5.3 (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business; (c) preserve or renew all of its material registered patents, trademarks, trade names and service marks; and (d) maintain and operate its business in substantially the manner in which it is presently conducted and operated, and in compliance with all covenants of the Borrowers set forth in the Stalking Horse APA.

5.4          Financial Information; Default Notices. Deliver to the Lender, in form satisfactory to the Lender:

(a)    as soon as reasonably practicable after request by the Lender, such cash flows, cash balance reports or other financial reports as reasonably requested by the Lender; and

(b)    promptly (and in any event within two Business Days) provide written notice to the Lender of the occurrence of any Default or Event of Default, describing the nature of such Default or Event of Default and any remedial actions being taken with respect thereto.

5.5        Sale Milestones; Other Bankruptcy Matters. The Borrowers and their Subsidiaries shall (a) comply with and achieve the Sale Milestones, (b) comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the DIP Orders, the First Day Orders and any other order of the Bankruptcy Court, (c) to the extent reasonably practicable, at least three (3) calendar days prior to the date when the Borrowers intend to file the same, all substantive motions and other filings made in the Cases, including any “first day” or “second day” motions, any Chapter 11 plan or disclosure statement, or relating to the 363 Sale, and, in each case, any related proposed orders, (d) provide the Lender with timely updates of any material developments in connection with the Cases and the 363 Sale, and (e) deliver or cause to be delivered to the Lender, in accordance with the Bid Procedures, copies of any documents related to the sale of the assets of one or more of the Borrowers.

5.6        Budget and Variance Reports. The Borrowers and their Subsidiaries shall deliver to the Lender on each Variance Report Date, a Variance Report for the applicable Budget Period and Cumulative Period. The Borrowers shall, and shall cause their Subsidiaries to, cause spending to comply with the Budget and any applicable Variance Report(s), as reviewed and approved by the Lender in its sole discretion.

5.7         Clinical Trials. The Borrower shall (i) take such actions as are reasonably necessary to pursue NDA submission for TMB-001 no later than March 31, 2025; (ii) perform or continue to perform the actions set forth in Schedule 5.7; and (iii) use their reasonable best efforts to continue the ASCEND Study (TMB01-301) study as currently contemplated, including the recruitment of patients for any Borrower’s ongoing clinical trials relating to any Company Product, until the number of randomized patients included therein amounts to one hundred twenty (120) patients.

SECTION 6.     NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitment remains in effect or any Loan or other Obligations or other amounts are owing to the Lender hereunder or under any other Loan Document, such Borrower shall not, directly or indirectly:

6.1         Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names any Borrower as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, other than the following:

(a)    Liens pursuant to any Loan Document and the Order;

(b)    Permitted Liens; and

(c)    pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA.

6.2          Indebtedness. Create, incur, assume or suffer to exist any secured Indebtedness, except:

(a)    Indebtedness under the Loan Documents; and

(b)    secured Indebtedness outstanding on the date hereof and listed on Schedule 6.2.

6.3          Investments. Make or hold any Investments, except:

(a)    Investments held by the Borrowers in the form of cash or cash equivalents;

(b)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss; and

(c)    Investments existing on the date hereof and listed on Schedule 6.3.

6.4       Fundamental Changes. Except as set forth on Schedule 6.4, merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, other than the Contemplated Transactions or an Alternative Transaction.

6.5          Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)    Dispositions of obsolete or worn out property or property no longer used or useful in the Business of the Borrower, whether now or hereafter owned or leased, in the Ordinary Course of Business of such Person;

(b)    Dispositions of inventory in the Ordinary Course of Business;

(c)    Dispositions of equipment, software or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property; and

(d)    the marketing for sale and the sale of the assets of the Business in accordance with the Stalking Horse APA, the Bidding Procedures Order, and the transactions contemplated thereby.

6.6          Change In Nature Of Business. Engage in any line of business different from the Business.

6.7        Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrowers, whether or not in the Ordinary Course of Business, other than on fair and reasonable terms substantially as favorable to the Borrowers as would be obtainable by the Borrowers at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions, arrangements, fees reimbursements and indemnities specifically and expressly permitted between or among such parties under this Agreement.

6.8         Accounting Changes. Other than as required pursuant to UST guidelines and other Bankruptcy Court requirements, make any change in (i) accounting policies or reporting practices in a manner that could materially affect the results of computation of any financial ratio or data for a given reporting period, except (x) as required by generally accepted accounting principles, (y) as required for compliance with the Sarbanes-Oxley Act or (z) as pre-approved by the Lender, or (ii) its fiscal year.

6.9          Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture.

6.10      Speculative Transactions. Engage in any transaction involving any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement (including caps and collars with respect to interest rates, currency exchange rates or commodity prices) or futures contracts for speculative purposes or any similar speculative transactions, which are, in any case, inconsistent with prior practice and not otherwise made in the Ordinary Course of Business.

6.11        Formation Of Subsidiaries. Organize or invest in any new Subsidiary.

6.12        Administrative Priority; Lien Priority; Payment.

(a)    At any time, suffer to exist a priority for any administrative expense, secured claim or unsecured claim against the Borrowers (now existing or hereafter arising of any kind or nature whatsoever), including without limitation any administrative expense of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) 726 or 1114 of the Bankruptcy Code equal or superior to the priority of the Lender in respect of the Obligations, except for the Carve-Out.

(b)    At any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of the Lender in respect of the Collateral, except for Permitted Liens and the Carve-Out.

(c)    Prior to the date on which the Obligations have been paid in full in cash, pay any administrative expense claims except (i) Obligations due and payable hereunder, (ii) other administrative expense and professional claims incurred in the ordinary course of the business of the Borrowers or the Case, including pursuant to the Budget and (iii) the Carve-Out.

6.13        OFAC; USA Patriot Act; Anti-Corruption Laws. Permit any of its Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.9. The Borrowers will not use the proceeds of any Loan, directly or, knowingly, indirectly, for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or, knowingly, indirectly, that would result in a violation of any Anti-Corruption Laws. Furthermore, the Borrowers will not, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.

6.14       Clinical Trials. Permit any material change or modification to or termination of any of the Borrower’s ongoing clinical trials relating to any Company Product not previously made known to Lender.

6.15        Orders; Bankruptcy Actions. (a) Notwithstanding anything to the contrary in this Agreement, use any portion or proceeds of the Loans or the Collateral, or disbursements set forth in the Budget (subject to any Variance Amounts), for payments or purposes that would violate the terms of the applicable Order, or (b) seek, consent to, or not contest, without the prior written consent of the Lender, any order granting authority to take any action that is prohibited by the terms of this Agreement, the applicable Order or other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the applicable Order or any of the other Loan Documents.

SECTION 7.     EVENTS OF DEFAULT

7.1          Events of Default. If any of the following events shall occur and be continuing:

(a)    the Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrowers shall fail to pay any interest on any Loan or any other amount payable hereunder or under any other Loan Document, within one Business Day after any such interest or other amount becomes due in accordance with the terms hereof, or any Borrower shall use the proceeds of any Loan for purposes other than as described in the corresponding Notice of Borrowing; or

(b)    any representation or warranty made or deemed made by any Borrower herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any respect (subject to any qualification provided therein) or in any material respect (in the case of any representation or warranty not otherwise qualified) on or as of the date made or deemed made; or

(c)    any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 2.9 or 2.10, Section 5 or Section 6; or

(d)    any Borrower shall Default in the observance or performance of any other provision contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such Default shall continue unremedied for a period of five (5) calendar days after notice to the Borrowers from the Lender; or

(e)     any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Lender, reasonably be expected to result in a Material Adverse Effect; or

(f)    one or more judgments or decrees shall be entered against any Borrower involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within five (5) Business Days from the entry thereof; or

(g)    any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Borrower or any Affiliate of any Borrower shall file a proceeding or take any other action to revoke or invalidate the Security Documents without the express written consent of the Lender, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(h)    a Material Adverse Effect has occurred; or

(i)    an order (which has not been stayed) with respect to the Case shall be entered by the Bankruptcy Court appointing, or any Borrower shall file an application for an order with respect to the Case seeking the appointment of, (i) a trustee under Section 1104 of the Bankruptcy Code, or (ii) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code; or

(j)    an order with respect to the Case shall be entered by the Bankruptcy Court converting the Case to a Chapter 7 case or any Borrower shall file a motion or not oppose a motion seeking such relief, unless such motion is consented to by the Lender; or

(k)    the Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any Collateral of any Borrower which has a value in excess of $25,000 in the aggregate or permits any third party to commence or continue any litigation against any Borrower involving a potential liability not covered by insurance in excess of $25,000 in the aggregate; or

(l)    an order shall be entered by any court, tribunal, or governmental authority or agency, or any Borrower shall apply for authority, to revoke, reverse, stay, modify, supplement or amend any DIP Order without the express prior written consent of the Lender; or

(m)    an order with respect to the Case shall be entered by the Bankruptcy Court without the express prior written consent of the Lender (i) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any Borrower equal or superior to the priority of the Lender in respect of the Obligations, except for allowed administrative expenses to the extent set forth in the Order including, but not limited to, administrative expenses authorized pursuant to the Budget, or (ii) to grant or permit the grant of a Lien on the Collateral, other than a Permitted Lien or any Lien in favor of the Lender; or

(n)    any Borrower shall make any payment of principal or interest or otherwise on account of any prepetition Indebtedness or trade payable (excluding payments effected by a setoff of obligations as permitted by Section 553 of the Bankruptcy Code) in excess of $1,000 (except to the extent such payment is authorized pursuant to the Budget), without the express prior written consent of the Lender and the approval of the Bankruptcy Court other than as provided for in any First Day Orders; or

(o)    any Borrower shall file a motion in the Case (i) to use Cash Collateral of the Lender under Section 363(c) of the Bankruptcy Code without the express prior written consent of the Lender, (ii) to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, to cut off rights in the Collateral under Section 552(b) of the Bankruptcy Code, or (iii) to take any other action or actions materially adverse to the Lender or its rights and remedies hereunder or under any of the other Loan Documents or the Lender’s interest (as lender under the Loan Documents) in any of the Collateral; or

(p)    except as set forth in Schedule 3.7, any Borrower shall file a motion seeking to assume or reject any executory contract or lease under Section 365 of the Bankruptcy Code, other than in accordance with the Bidding Procedures Order or by motion with the express prior written consent of the Lender; or

(q)    (a) any Borrower or any Affiliate thereof files a pleading challenging the validity, priority, perfection, or enforceability (“Challenge”) of the Prepetition Financing Documents, the Prepetition Liabilities, or any Lien granted to the Lender pursuant to the Prepetition Financing Documents, or (b) any Lien granted to the Lender pursuant to the Prepetition Financing Documents is determined, pursuant to a final order no longer subject to appeal or challenge, to be null and void, invalid or unenforceable by the Bankruptcy Court or another court of competent jurisdiction in any action commenced or asserted by any other party in interest in the Case, including, without limitation, any Creditors’ Committee, granted standing to pursue such Challenge ; or

(r)    an order shall be entered by the Bankruptcy Court dismissing the Case which does not contain a provision for termination of the Commitment, and payment in full in cash of all Obligations of any Borrower hereunder and under the other Loan Documents upon entry thereof; or

(s)    any Borrower shall fail to comply with any DIP Order in any respect; or

(t)    the Final Order shall not have been entered by the Bankruptcy Court on or prior to December 14, 2023. or

(u)    any Borrower shall take (or support any other Person in taking) any action in order to restrict or prohibit the Lender (or its designee, including the Stalking Horse Bidders) from submitting a “credit bid” for any assets of any Borrower, including any such action seeking a determination that “cause” to restrict or prohibit such credit bid exists under Section 363(k) of the Bankruptcy Code; or

(v)    the Stalking Horse APA shall have terminated in accordance with its terms, provided however, that to the extent the Stalking Horse APA has been terminated due to the selection of an alternative bidder (aside from the Stalking Horse Bidders) with respect to an Alternative Transaction (and the Stalking Horse Bidders have not also been designated as the Backup Bidder), no Event of Default shall be deemed to have occurred under this Agreement; or

(w)    on the date of the consummation of an Alternative Transaction previously approved by an Alternative Transaction Order, the Borrowers shall fail to indefeasibly pay in full to Lender all Obligations, including, without limitation, the outstanding principal, interest, and other obligations of the Borrowers under this Agreement;

(x)    any Borrower shall file a motion seeking approval of a disclosure statement and a Plan of Reorganization, or the entry of an order confirming a Plan of Reorganization, that does not require the payment in full in cash of all Obligations on the effective date of such Plan of Reorganization (to the extent such Obligations have not otherwise been satisfied or are anticipated to be satisfied from the proceeds of the 363 Sale and or any Alternative Transaction).

then, upon the occurrence of an Event of Default, the Lender may, without limitation, (i) send a Remedies Notice, (ii) declare the Commitment of the Lender to make the Loans terminated, whereupon the Commitment shall be terminated, (iii) declare the unpaid principal amount of all outstanding Loans, all interest accrued thereon, and all other amounts owed or payable under any Loan Document to be immediately due and payable, and (iv) exercise all rights and remedies available to it under the Loan Documents. Without limiting the foregoing, upon the consummation of an Alternative Transaction subject to an Alternative Transaction Order, the Commitment shall terminate. After the occurrence of an Event of Default and three (3) Business Days following the delivery of a Remedies Notice to the Borrowers (with a copy to counsel for the Borrowers, counsel for the Creditors’ Committee, the UST and the Bankruptcy Court), the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order by the Bankruptcy Court and the Lender shall be entitled to exercise all such rights and remedies, including against the Collateral.

Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers. Notwithstanding the foregoing, any Event of Default under clause (m) above may be cured through the return to the Borrower, within five (5) days following notice from the Lender of such Event of Default, of all sums paid which constitute or caused an Event of Default under clause (m) above. Upon the return of all such sums, the Borrowers shall provide notice thereof to the Lender, along with such other evidence the Lender may reasonably require to confirm that such payment has been made to the Borrower, and upon delivery of such items such Event of Default shall then be cured and cease to be in effect or continuing.

7.2         Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Lender may at any time apply (a) all payments received by the Lender under the Loan Documents, whether from any Borrower or otherwise and (b) all or any part of proceeds constituting Collateral received by the Lender, in payment of the Obligations in the following order:

(a)    first, to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by the Lender in connection therewith, and all amounts for which the Lender is entitled to compensation, reimbursement and indemnification under any Loan Document and all advances made by the Lender thereunder for the account of any Borrower, and to the payment of all costs and expenses paid or incurred by the Lender in connection with the Loan Documents, all in accordance with Section 8.5 and the other terms of this Agreement and the Loan Documents;

(b)    second, thereafter, to the payment of all other Obligations; and

(c)    third, thereafter, to the payment to or upon the order of the Borrowers or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

7.3          Credit Bidding. Each Borrower acknowledges that the Lender may, either directly or indirectly through one or more entities, including the Stalking Horse Purchaser, (a) credit bid or purchase all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase all or any portion of the Collateral at any other sale or foreclosure conducted in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid, the Obligations shall be entitled to be, and shall be, credit bid by the Stalking Horse Purchaser or such other entity or entities designated by the Lender for the purpose of the consummation of such sale or foreclosure transaction without further action by the Lender, subject, with respect to the 363 Sale, the provisions of the Bidding Procedures Order, Stalking Horse APA and Sale Order, and any such credit bid amount may be applied by the Lender to payment of the Obligations under Section 7.2 of this Agreement.

SECTION 8.     MISCELLANEOUS

8.1         Amendments and Waivers. No amendment, supplement, modification or waiver of any of the provisions of this Agreement or any other Loan Document shall be deemed to be made unless the same shall be in writing signed on behalf of the Borrowers and the Lender and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrowers, the Lender and all future holders of the Loans. In the case of any waiver, each of the Borrowers and the Lender shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

8.2        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing (including electronic mail (“e-mail”) transmission) and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

Borrowers:                  Timber Pharmaceuticals, Inc., Timber Pharmaceuticals LLC and BioPharmX, Inc.

3 Mountainview Road, Suite 100,

Warren, NJ 07059

Attention: John Koconis

E-mail: jkoconis@timberpharma.com

with a copy (which shall not constitute notice) to:

Morris, Nichols, Arsht & Tunnell LLP

1201 North Market Street

P.O. Box 1347

Wilmington, DE 19899-1347

Attention: Andrew Remming and Eric Schwartz

E-mail: aremming@morrisnichols.com and eschwartz@morrisnichols.com

and

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attention: Annie Nazarian Davydov and Philip Gross

E-mail: anazarian@lowenstein.com and pgross@lowenstein.com

Lender:                  LEO US Holding, Inc.

c/o LEO Pharma A/S

Industriparken 55

DK-2750 Ballerup

Denmark

Attention: Legal Department

E-mail: legal@leo-pharma.com

With a copy to:

Covington & Burling LLP

The New York Times Building

620 Eighth Ave

New York, NY 10018, USA

E-mail: dcoffino@cov.com, mbeeler@cov.com; udoron@cov.com

Attention: Dianne Coffino, Martin Beeler and Uri Doron

provided that any notice, request or demand to or upon the Lender shall not be effective until received. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender.

8.3       No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

8.4        Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

8.5          Payment of Fees and Expenses; and Indemnification.

(a)    Any action taken by any Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of the Lender, shall be at the expense of such Borrower, and the Lender shall not be required under any Loan Document to reimburse any Borrower therefor except as expressly provided therein. In addition, each Borrower agrees to pay or reimburse the Lender upon demand for (a) all reasonable and documented out-of-pocket costs and expenses incurred by the Lender (including the reasonable fees and expenses of counsel to the Lender) in connection with the investigation, development, preparation, negotiation, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including the attorneys’ fees of the Lender and (b) all costs and expenses (including the fees and expenses of counsel to the Lender) incurred in connection with (i) the creation, perfection and maintenance of the perfection of the Lender’s Liens upon the Collateral, including Lien search, filing and recording fees, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Secured Obligation, with respect to the Collateral or any other related right or remedy or any attempt to inspect, verify, protect, insure, collect, sell, liquidate or otherwise dispose of any Collateral or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding related to any Borrower, Loan Document, Secured Obligation or the transactions contemplated by the Stalking Horse APA. The Borrowers are authorized and directed to make payment of the costs and expenses of Lender under this Section 8.5(a) in cash within 3 Business Days of receipt of an invoice therefor. No recipient of any such payment shall be required to file any interim or final fee application with the Bankruptcy Court or otherwise seek bankruptcy court approval of any such payments.

(b)    Borrowers shall pay, indemnify, and hold the Lender, and the officers, directors, trustees, employees, agents, advisors and Affiliates of the Lender and its officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the enforcement of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnitee is a party hereto and regardless of whether any such matter is initiated by a third party, a Borrower or any other Person), including any of the foregoing relating to the use of proceeds of the Loan or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Borrower or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Borrower under any Loan Document (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”), provided that the Borrowers shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, each Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 8.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by any Borrower pursuant to this Section 8.5 shall be submitted to the address of such Borrower set forth in Section 8.2, or to such other Person or address as may be hereafter designated by such Borrower in a written notice to the Lender. The agreements in this Section 8.5 shall survive repayment of the Loan and all other amounts payable hereunder.

8.6         Payments Set Aside. To the extent that any payment by or on behalf of the Borrowers is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, or otherwise avoided and recovered by any Borrower, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and any Lien corresponding thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

8.7         Successors and Assigns; Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (x) without the prior written consent of the Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) or (y) to any Person that is not a “United States person” as defined in Section 7701(a)(30) of the Code and (ii) the Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement with notice to the Borrowers. The Borrowers shall maintain a register containing the name and address of each Lender and Assignee under this Agreement and its interest in the Loans and the amounts of the Obligations of the Borrowers owing to such Person.

8.8         Set-off. In addition to any rights and remedies of the Lender provided by applicable Legal Requirements and/or the Stalking Horse APA, the Lender and its Affiliates shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable Legal Requirements, upon any amount becoming due and payable by the Borrowers hereunder (whether at the Maturity Date or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by, or on behalf of, the Lender or any Affiliate of the Lender to or for the credit or the account of the Borrowers, as the case may be. The Lender agrees promptly to notify the Borrowers after any such setoff and application made by the Lender or any Affiliate, provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.9         Conflicts Between this Agreement and the Order. To the extent any term or provision of this Agreement conflicts or is inconsistent with any term of the Order, the terms of the Order shall control and govern.

8.10     Counterparts. This Agreement may be signed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). A set of the copies of this Agreement signed by all the parties shall be lodged with each Borrower and the Lender.

8.11       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Legal Requirements, then (a) this Agreement is to be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there will be added automatically as a part of this Agreement a provision mutually agreed to which is similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

8.12        Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrowers and the Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

8.13       GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE, AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

8.14        Submission To Jurisdiction; Waivers.

(a)    SUBMISSION TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE JURISDICTION OVER ANY MATTER OR IF IT HAS JURISDICTION BUT DOES NOT EXERCISE SUCH JURISDICTION FOR ANY REASON, THEN TO THE NONEXCLUSIVE JURISDICTION OF ANY DELAWARE STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, ANY SUCH DELAWARE STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT LOCATED IN DELAWARE. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b)    WAIVER OF VENUE. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c)    SERVICE OF PROCESS. EACH BORROWER IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF THE LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

8.15        Acknowledgements. Each Borrower hereby acknowledges that:

(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)    the Lender does not have a fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)    no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Borrowers and the Lender.

8.16       Releases of Liens. At such time as the Loans and the other Obligations under the Loan Documents shall have been indefeasibly paid in full in immediately available funds and the Commitment has been terminated, the Collateral shall be released from the Liens created by the Security Documents and the Order, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Lender and the Borrowers under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

8.17       WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.18       Regulatory. Each Borrower will, and will cause each of its Subsidiaries to, provide, to the extent commercially reasonable or required by any Requirement of Law, such information and take such actions as are reasonably requested by the Lender to assist the Lender in maintaining compliance with applicable Legal Requirements.

[Signature Page Follows]

IN WITNESS WHEREOF, the Borrowers and the Lender have caused this Agreement to be signed by their duly authorized officers as of the date first above written.

BORROWERS:

TIMBER PHARMACEUTICALS, INC.,
a Delaware corporation

By: /s/ John Koconis

Name: John Koconis

Title: Chief Executive Officer

TIMBER PHARMACEUTICALS LLC,
a Delaware limited liability company

By: /s/ John Koconis

Name: John Koconis

Title: Chief Executive Officer

BIOPHARMX, INC.,
a Nevada corporation

By: /s/ John Koconis

Name: John Koconis

Title: Chief Executive Officer

LENDER and solely with respect to Section 3.2 hereof PREPETITION LENDER :

LEO US HOLDING, INC., a Delaware corporation By: /s/ Philip Eickhoff Name: Philip Eickhoff Title: Non-executive Director